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                                                                  Exhibit (11.1)

THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
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CALCULATION OF PRIMARY NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
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(ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                 Third Quarter Ended     Three Quarters Ended
                                                                ----------------------  ----------------------
                                                                October 2,  October 3,  October 2,  October 3,
                                                                  1994        1993        1994        1993
                                                                ----------  ----------  ----------  ----------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                               $53,188     $29,994     $133,186     $102,807

ADJUSTMENT FOR OTHER POTENTIALLY DILUTIVE
 SECURITIES - Interest savings (net of tax) on
 Convertible Subordinated Debentures as if
 converted at the beginning of the period                          1,389                    4,166        4,292
                                                                 -------     -------     --------     --------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                               $54,577     $29,994     $137,352     $107,099
                                                                 =======     =======     ========     ========

AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING:
  Average number of common shares outstanding                     59,390      59,097       59,312       58,976

  Dilutive effect of stock options after
   application of treasury stock method                              702         616          586          597

  Adjustment for other potentially dilutive
   securities - Dilutive effect of Convertible
   Subordinated Debentures as if converted
   at the beginning of the period                                  2,630                    2,630        2,630
                                                                 -------     -------     --------     --------
AVERAGE NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING                                    62,722      59,713       62,528       62,203
                                                                 =======     =======     ========     ========
PRIMARY NET EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE                                                   $.87        $.50        $2.20        $1.72
                                                                    ====        ====        =====        =====
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